UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	August 12, 2005

Berkshire Income Realty, Inc
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code		(617) 523-7722

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As of August 12, 2005, the operating partnership of the Registrant, Berkshire Income Realty – OP, L.P., entered into the Agreement of Limited Partnership of Berkshire Multifamily Value Fund, L.P. (the “Agreement”) with Berkshire Multifamily Value Fund, GP, L.L.C. (“BMVF–GP”), which is the general partner of Berkshire Multifamily Value Fund, L.P. (“BMVF”), pursuant to which it acquired a limited partnership interest in BMVF. Berkshire Property Advisors, L.L.C. (“BPA”) is an affiliate of the Registrant that provides investment, asset, and property management services to the Registrant. BPA is also the 100% managing member of BMVF-GP, and going forward, will provide such services to both BMVF and the Registrant.

BMVF’s stated investment strategy is to acquire middle-market multifamily apartment properties where, in its judgment, an opportunity to add value to the property through repositioning or rehabilitation exists. Under the terms of the Agreement, the Registrant, together with certain other affiliates, will invest the lesser of up to $25,000,000, or 10% of the total capital of BMVF.

The terms of the Agreement restrict the Registrant’s ability to acquire additional properties during BMVF’s Commitment Period (which may extend through as late as May 12, 2009), provided that (1) the Registrant may invest up to $8,000,000 in any 12 month period in new properties from available cash or cash generated from the refinancing of debt on existing properties, (2) the Registrant may sell existing properties and reinvest the proceeds from such sales in properties using transactions structured to comply with Section 1031 tax deferred exchanges under the Internal Revenue Code of 1986, as amended, without limitation, and the Registrant is permitted to complete, without restriction, certain transactions in progress as of the date of the Agreement.

The investment in BMVF was approved by the audit committee of the Company’s Board of Directors, which is composed solely of directors who are independent under applicable rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Income Realty, Inc.

Date: August 18, 2005	/s/ Christopher M. Nichols
Name: Christopher M. Nichols
Title: Principle Accounting Officer